Exhibit n.3

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

of THL Credit, Inc:

Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 4, 2013 appearing in the accompanying registration statement on Form N-2 of THL Credit, Inc. also included an audit of the senior securities table appearing on page 71. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 4, 2013